Exhibit 97.1 US_ACTIVE-172953588.1-JGAROMAT KARTOON STUDIOS, INC. CLAWBACK POLICY Purpose Kartoon Studios, Inc. (the “Company”) is establishing this policy to align the interests of executive officers of the Company with those of shareholders, to create and maintain a culture that emphasizes integrity and accountability and to enforce the Company’s pay-for-performance compensation philosophy. This policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”). Administration This Policy shall be administered by the Board of Directors (the “Board”) of the Company or, if so designated by the Board, a committee thereof including the Compensation Committee, in which case references herein to the Board shall be deemed references to such committee. The Board is authorized to interpret and construe this Policy and to make all determinations and rules as it deems to be necessary or advisable for its administration. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the New York Stock Exchange (“NYSE”). Any determinations made by the Board shall be final and binding on all affected individuals. The Board may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Listing Standards. Covered Executives This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act, the definition of executive officer set forth in Rule 10D-1 and the Listing Standards (“Covered Executives”), and such other employees who may from time to time be deemed subject to the Policy by the Board. For this purpose, an “executive officer” includes the Company’s president, principal financial officer, principal accounting officer (or controller), any vice president in charge of a principal business unit, division or function or any other officer or person who performs a “policy-making” function for the Company. Recoupment; Accounting Restatement In the event that the Company is required to prepare an Accounting Restatement, as defined herein, the Board will promptly require reimbursement or forfeiture of any Excess Incentive Compensation, as defined herein, received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, and including any transition period (that results from a change in the

- 2 - Company’s fiscal year) within or immediately following those three completed fiscal years, except that a transition period comprising a period of at least nine months shall count as a full fiscal year. The Policy applies to all Incentive-Based Compensation received by a Covered Executive (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for that Incentive-Based Compensation; and (iii) while the Company has a listed class of securities. Recovery of amounts under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or that such Covered Executive caused or contributed to any error associated with an Accounting Restatement. For clarity, the recovery of any executive compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates. For purposes of this Policy, an “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Also for purposes of this Policy, the date on which the Company is required to prepare an accounting restatement is the earlier of (i) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of whether or when the restated financial statements are filed. Excess Incentive Compensation: Amount Subject to Recovery The amount subject to recovery (the “Excess Incentive Compensation”) is the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results. Excess Incentive Compensation shall be determined by the Board without regard to any taxes paid by the Covered Executive with respect to the Excess Incentive Compensation. For Incentive-Based Compensation based on stock price or total shareholder return: (i) the Board shall determine the amount of the Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE. “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is received for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

- 3 - A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived in whole or in part from such measure. For purposes of this Policy, Financial Reporting Measures include, but are not limited to, the following, and any measures derived from the following: revenues; earnings before interest, taxes, depreciation and amortization; net income; Company stock price; and total shareholder return. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission. Method of Recoupment The Board shall determine, in its sole discretion, the timing and method for promptly recouping Excess Incentive Compensation, which may include without limitation: (a) seeking reimbursement of all or part of any cash or equity Incentive-Based Compensation previously paid, (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards, (c) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (d) cancelling or offsetting against any planned future cash or equity-based awards, (e) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, and (f) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Board may recover amounts under this Policy from any amount otherwise payable to the Covered Executive. The Company is authorized and directed pursuant to this Policy to recoup Excess Incentive Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: • The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that prior to concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on expense of enforcement, the Board must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE; • Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022; provided that prior to concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law of the issuer, the Board must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or

- 4 - • Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. No Indemnification of Covered Executives; No Liability The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Excess Incentive Compensation. The Company is prohibited from paying or reimbursing a Covered Executive for purchasing insurance to cover any such loss. None of the Company, an affiliate of the Company or any member of the Board shall have any liability to any person as a result of actions taken under this Policy. Board Indemnification Any members of the Board or its delegates shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company organizational documents and policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or its delegates under applicable law or Company organizational documents and policy. Effective Date This Policy shall be effective as of December 1, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Amendment and Termination The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act, to comply with any rules or standards adopted by NYSE, and to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association. Other Recoupment Rights The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any

- 5 - employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Severability The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Governing Law This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. Acknowledgement Each Covered Executive, including any former Covered Executive who continues to be employed or otherwise engaged by the Company, shall sign and return to the Company, within thirty (30) calendar days following the later of: (i) the Effective Date; or (ii) the date the individual becomes an Covered Executive, the Acknowledgement Form attached hereto as Exhibit A.

- 6 - EXHIBIT A KARTOON STUDIOS, INC. CLAWBACK POLICY ACKNOWLEDGMENT FORM I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Kartoon Studio’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Board, or such committee thereof that is charged with administration of the Policy, that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy. Signed: ________________________________ Dated: _______________ [Name] [Title]